Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 26th day of October, 2006, is by and between Amedisys, Inc., (“Amedisys” or the “Company”), a Delaware corporation having its principal place of business at 11100 Mead Road, Suite 300, Baton Rouge, Louisiana, 70816, and Alice Ann Schwartz (“Executive”), an individual of the full age of majority and capacity.

RECITALS

WHEREAS, Amedisys owns, manages, and/or operates agencies and facilities for the provision of home health nursing services, in-home hospice care services, therapy staffing services and nurse practitioner medical services to patients and customers (collectively, the “Business”); and

WHEREAS, Executive currently holds the position of Chief Information Officer of the Company.

NOW THEREFORE, in consideration of the premises, as well as other mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.	Incorporation of Recitals; Prior Agreements.

1.1	Recitals. The above recitations are incorporated herein by this reference.

1.2	Prior Agreements. This Agreement supercedes any prior employment agreement entered into between the Company and Executive in its entirety.

2.	Performance of Duties.

2.1	Duties. Executive shall perform such duties as are usually performed by the chief information officer of a publicly-traded company similar in size and scope to the Company. Executive shall also perform such other reasonable additional duties as may be prescribed from time to time by the Company’s Board of Directors (the “Board”), the Company’s Chief Operating Officer and President or the Company’s Chief Executive Officer, consistent with the expectation of the Company and the Company’s operations and taking into account Executive’s expertise and job responsibilities, including but not limited to adherence to internal compliance policies, regulatory agency rules and regulations and applicable Federal and State laws. Executive shall have the title of Chief Information Officer and shall report directly to the Company’s Chief Operating Officer and President (or his designee) and indirectly to the Company’s Chief Executive Officer. Nothing herein shall prohibit or restrict the Company’s Board, Chief Operating Officer and President or Chief Executive Officer from changing the title and job responsibilities of Executive, in its or his discretion, as may be necessitated by the ongoing conduct of the Company’s Business. Executive shall carefully avoid all personal acts that might in any way, directly or indirectly, harm the reputation of the Company.

2.2	Devotion of Time. Executive agrees to actively and industriously devote her time and attention to the business affairs of the Company to the extent necessary to discharge the responsibilities assigned to her and to use her reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, Employee shall not render services to or be employed by a party other than the Company unless authorized to do so by the Company.

3.	Term of Employment. This Agreement shall be effective as of the execution hereof and shall continue for an indefinite period of time, subject to the provisions of Section 5 hereto, it being expressly understood and agreed to by the parties that the employment relationship between the Company and Executive shall be “at will.”

4.	Compensation.

4.1	Base Salary. In consideration of Executive’s employment, Company shall pay Executive an annual salary in the amount of Two Hundred Thousand Dollars ($200,000), which amount shall be payable in twenty-six (26) biweekly payments according to the Company’s regular payroll distribution schedule, subject to applicable withholding and other taxes. Executive is eligible to receive annual salary adjustments in conformity with the Company’s policies. Should Executive receive payments from an insurer while employed by the Company under the provisions of any short term or long term disability plan provided by the Company for its employees, the Company’s obligation to pay the salary of Executive will be reduced by the amount of such payments.

4.2	Bonus. Executive shall be eligible for a bonus in accordance with the terms of the Company’s Corporate Incentive Plan (as such plan may be amended, modified or terminated by the Board from time to time) in an amount up to fifty percent (50%) of her annual base salary (the “Eligible Bonus Percentage”). Bonuses are not guaranteed.

4.3	Long-Term Equity-Based Incentive Compensation. Executive shall be eligible to receive long-term equity-based incentive compensation in accordance with the terms of the Company’s Corporate Incentive Plan (as such plan may be amended, modified or terminated by the Board from time to time). All long-term equity-based incentive compensation awarded pursuant to this Section 4.3, to the extent they constitute securities, shall be “restricted securities” as that term is defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”). Executive hereby represents that all long-term equity incentive awards pursuant to this Section 4.3 will be acquired for investment purposes and not with a view to any resale, redistributions except in accordance with the Act.

4.4	Professional Organization Membership Fees; Professional Certifications. The Company will reimburse Executive for all out-of-pocket membership fees/dues for professional organizations and annual maintenance fees for professional certifications.

5.	Termination of Employment. Executive’s employment may be terminated at any time in accordance with, and subject to, the following terms and conditions:

5.1	Termination by Company. The Company shall have the right to terminate Executive’s employment, with or without cause, upon notice to Executive, at any time and subject to the sole discretion of the Company.

5.1.1	Termination of Employment for Cause. The Company may terminate Executive’s employment if such termination is for “cause,” which shall specifically include, but shall not be limited to the following occurrences:

a.	A material default or breach by Executive of any of the provisions of this Agreement which breach is detrimental to the Company or the Business;

b.	Actions by Executive constituting fraud, abuse, criminal activity (other than motor vehicle infractions) or embezzlement;

c.	Intentionally furnishing materially false, misleading, or ommissive information to the Company’s Chief Executive Officer, Chief Operating Officer and President, or Chief Financial Officer, or to the Board or any committee thereof (specifically including the Company’s Audit Committee and/or Compliance Committee);

d.	Actions constituting a breach of the confidentiality of the Business and/or trade secrets of the Company;

e.	Violation of the restrictive covenants contained in this Agreement; and

f.	Willful failure to follow reasonable and lawful directives of the Company’s Chief Executive Officer, Chief Operating Officer and President or the Board, which are consistent with Executive’s job responsibilities and performance as defined by the Board or Chief Executive Officer in its or his discretion.

g.	Death of executive, in which case employment shall automatically terminate as of date of death.

h.	Disability of Executive; Executive shall be considered “disabled” if (i) due to physical or mental illness or injury, Executive shall have been absent from her duties hereunder on a full-time basis for at least twelve (12) consecutive weeks or absent from her duties hereunder on a part-time basis for periods aggregating twelve (12) weeks in any twelve (12) month period and (ii) Executive is determined by a physician designated by the Company to be incapacitated or disabled and a physician designated by Executive concurs in such determination. In the event the two physicians are in disagreement regarding Executive’s condition, they shall seek a third physician designated by both physicians whose determination shall be binding for the purposes of this Agreement. Executive hereby agrees to submit to medical examinations as necessary to make such determinations.

5.1.2	Effect of Termination of Employment for Cause. In the event that the Company terminates the employment of Executive for cause, Executive shall cease to be an employee of Company and shall cease to have any power or authority of her position as of the effective date of the termination. In such event, Executive shall forfeit any unearned salary or other compensation, and the Company shall be relieved of any further obligation under this Agreement. Further, Executive shall forfeit and shall not be entitled to any bonus compensation, the payment date of which would occur after the date of termination for cause. In such event, Executive shall also not be entitled to receive Severance Compensation (as defined in Section 5.3, below). Notwithstanding the foregoing, in the event that Executive is terminated for cause, Executive shall nonetheless remain bound by the provisions of Sections 7 and 8 hereof and shall continue to abide by its restrictions for the duration provided therein.

5.1.3	Effect of Termination of Employment Without Cause or upon a Change In Control.

a.	In the event that the Company terminates the employment of Executive without cause or if Executive’s employment is terminated by the Company or by the acquiring surviving entity upon a Change of Control (as defined below), Executive shall cease to be an employee of Company and shall cease to have any power or authority of her position as of the effective date of the termination. In such event, the Company will discontinue compensation payments (as provided in Section 4 herein) to Executive and shall be relieved of further obligation to Executive under this Agreement, except for the obligation to provide Severance Compensation to Executive pursuant to Section 5.3 below. Executive shall at all times remain bound by the provisions of Sections 7 and 8 hereof and shall continue to abide by its restrictions for the duration provided therein.

b.	For purposes of this Agreement, a “Change in Control” is the acquisition by any person, entity or “group” within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided however, purchase by underwriters in a firm commitment public offering of the Company’s securities or any securities purchased for investment only by professional investors shall not constitute a Change of Control.

c.	In the event that Executive’s employment is terminated by the acquiring surviving entity upon a Change of Control, all unvested equity-based compensation (for example, stock options, restricted stock, stock appreciation rights, etc.) previously awarded to Executive under the terms of any employee stock incentive plan adopted by the Company shall immediately vest and shall automatically become exercisable or transferable, as the case may be.

5.2.	Termination of Employment by Executive. Executive may terminate her employment with the Company upon ninety (90) days written notice to the Company. Such notice shall set forth in sufficient detail the reasons underlying said termination. In such event, Executive shall cease to be an employee of Company and shall cease to have any power or authority of her position as of the effective date of termination (i.e., ninety (90) days following submission of notice) or such earlier time as the Company may elect in its sole discretion; at which time the Company shall be relieved of further obligation to Executive, including the payment of further compensation as outlined in Section 4 herein. In the event that Executive terminates her employment with the Company, the Company may but shall have no obligation to issue Severance Compensation to Executive pursuant to Section 5.3 below. Notwithstanding the foregoing, Executive agrees to remain bound by the provisions of Sections 7 and 8 hereof upon voluntary termination of her employment, and shall continue to abide by its restrictions for the duration provided therein.

5.3	Severance Compensation. In the event that the Company is obligated to (pursuant to Section 5.1 above) or agrees to (pursuant to Section 5.2 above) provide Executive Severance Compensation, Executive hereby agrees that any such agreement or obligation on the part of Company shall be conditioned upon and subject to Executive’s execution of a Severance Agreement addendum to this Agreement (hereinafter referred to as “Severance Agreement”), which shall contain all terms and conditions governing Executive’s ongoing entitlement to receipt thereof, specifically including but not limited to any restrictive covenants contained therein. In such circumstances, Executive shall be entitled to Severance Compensation in an amount equal to (i) Executive’s current monthly salary times (ii) the number of full months that Executive has been employed by the Company, up to a maximum of twelve (12) months, (hereinafter referred to as “Severance Compensation”), payable in one lump sum no later than 10 business days after the execution date of the Severance Agreement. Should, for any reason, Executive refuse or fail to timely execute the Severance Agreement as presented by the Company, Executive shall be deemed to have foregone the entirety of Severance Compensation otherwise due or offered to her, and Executive shall not be entitled to any further compensation from Company.

6.	Representations by Executive. Executive hereby represents to the Company that she is physically and mentally capable of performing her duties hereunder and she has no knowledge of present or past physical or mental conditions that would cause her not to be able to perform her duties hereunder. Executive further represents to the Company that she has never been convicted of any criminal offense (other than minor vehicle infractions) or found (either through adjudication or settlement) civilly liable for any violation of any federal or state health care fraud or abuse law. Executive further represents to the Company that she has not been sanctioned, excluded, debarred, suspended, or otherwise prohibited from participation in a federal health care program pursuant to the provisions of 42 U.S.C. Section 1320a et seq. Executive further represents that she is not bound by any agreement that prevents her entering into this Agreement or restricts or limits her abilities to perform her duties hereunder.

7.	Confidentiality and Non-Disclosure of Information.

7.1	Confidentiality. Executive shall not, during her employment with the Company or at any time thereafter, divulge, disclose, communicate, furnish, distribute, or make available or accessible to anyone, without the Company’s prior written consent, any knowledge or information with respect to any confidential or secret aspect or trade secret of the Company or its Business which, if disclosed, may reasonably be expected to have a material adverse effect on the Company or its Business (the “Confidential Information”).

7.2	Ownership of Information. Executive recognizes that any and all Confidential Information and copies or reproductions or portions thereof relating to the Company’s operations and activities made or received by Executive in the course of her employment are and shall be the exclusive property of the Company, and Executive holds and uses same as trustee and a fiduciary for the Company and, at all times, subject to the Company’s sole control; and Executive will deliver same to the Company at the termination of her employment, or earlier if so requested by the Company in writing, without retaining copies thereof in any form. All patient and client files and records are the property of the Company, and Executive, upon the termination of her employment, shall not remove from the offices of the Company any patient or client files or records for any reason. All of such Confidential Information, and/or any portion(s) thereof, which if lost or used by Executive outside the scope of her employment, could cause irreparable and continuing injury to the Company and its Business for which there may not be an adequate remedy at law, and for which the Company is entitled to secure the relief afforded in Section 9, in addition to any other right or remedy available under law, equity, or this Agreement. Accordingly, Executive acknowledges that compliance with the provisions of this Section 7 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

8.	Restrictive Covenants.

8.1	Non-Solicitation/Non-Tamper Covenants. As an inducement to cause the Company to enter into this Agreement, and for all consideration contained herein and afforded hereby, Executive covenants and agrees that during her employment and for a period of twenty-four (24) months after she ceases to be employed by the Company, regardless of the manner or cause of termination:

8.1.1	Solicitation of Business. She will not initiate any contact with, call upon, solicit business from, sell or render services to any Client (as defined below), referral source, or patient of the Company or any affiliate of the Company within the area in which such entities conduct or actively solicit business, a descriptive list of which is included in Schedule A, which is attached hereto and expressly incorporated herein (hereinafter referred to as “Restricted Areas”), for or on behalf of himself or any business, firm, proprietorship, corporation, partnership, company, association, entity, or venture engaged in the Business (hereinafter referred to as a “Competing Business”), and Executive shall not directly or indirectly aid, assist, or consult with any other person, firm, or organization to do any of the aforesaid acts. For purposes of this Agreement, a “Client(s)” is any individual or entity with which the Company has engaged in business or proposed business dealings.

8.1.2	Solicitation of Employees. She will not directly or indirectly, as principal, agent, owner, partner, stockholder, member, officer, director, employee, independent contractor, representative, or consultant of any Competing Business, or in any individual or representative capacity hire or solicit, directly or indirectly, or cause (an)other(s) to hire or solicit, directly or indirectly, the employment of any officer, agent, employee (inclusive of nurses, sales persons, office staff, or corporate personnel) of the Company or any affiliate of the Company, for the purpose of causing said individual(s) to terminate employment with the Company or any affiliate of the Company and be employed by such Competing Business.

8.1.3	The parties acknowledge that the Business is rapidly expanding, and it is the parties’ intent that Executive’s responsibilities extend to the entirety of the service area in which the Company conducts business; and in order to prevent ongoing, repetitious amendments to this agreement solely for the purpose of updating the Restricted Areas, the parties agree that the Restricted Areas, inclusive of Schedule A shall be self-amending to include all parishes, counties and States in which the Company conducts business or actively solicits business at any time during Executive’s employment with the Company, and in no event shall such Restricted Area be less than that contained in Schedule A. In the event Company’s service area extends into parishes, counties and/or States beyond those specifically denominated in Schedule A, the parties intend and agree that Executive’s continued employment thereafter shall serve as the parties’ constructive acceptance of an amendment to the Restricted Areas, to include such parishes, counties and/or states.

8.2	Employment Covenant. As an inducement to cause the Company to enter into this Agreement, and for other consideration contained herein, Executive covenants and agrees that during her employment, and for a period of twenty-four (24) months after she ceases to be employed by the Company, regardless of the manner or cause of termination: She will not accept, engage, or commence employment with, or consult, contract, or otherwise provide services to any Competing Business within the Restricted Areas. Executive acknowledges, represents, and agrees that such restriction does not nor will not preclude him from earning a livelihood.

8.3	Material Violation. A proven material violation of this Section 8 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company’s remedies contained in Section 9 herein.

8.4	Covenants. It is understood by and between the parties that the covenants set forth in Sections 7 and 8 are essential elements of this Agreement, and that, but for the Agreement of Executive to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by Executive shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

8.5	Executive Default and Deferred Compensation. In the event that Executive breaches any of the covenants set forth in Sections 7 and 8, in addition to any other remedy of which the Company may be entitled to avail itself, Executive shall return to the Company any Severance Compensation already paid to Executive at the time of said breach, and all of Executive’s rights to receive any portion of her Severance Compensation not already paid to him shall immediately terminate. The right to receive unpaid Severance Compensation will not be reinstated notwithstanding any cessation by Executive of any breach by him of the covenants in Sections 7 and 8.

9.	Remedies. Executive hereby acknowledges, covenants, and agrees that in the event of a material default or breach under this Agreement, in addition to any other remedy set forth herein:

9.1	Scope of Remedies. Executive acknowledges that the Company may suffer irreparable and continuing damages as a result of such breach and that its remedy at law will be inadequate. Executive agrees that in the event of a violation or a breach of this Agreement, in addition to any other remedies available to it, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without the requirement to prove actual damages or to post any bond or other security, and the Company shall also be entitled to any other equitable relief the court deems proper.

9.2	Non-Exclusivity of Remedies. Any and all of the Company’s remedies described in this Agreement shall not be exclusive, both as among themselves and as applied with other modes of legal redress, and shall be in addition to any and all other remedies which the Company may have at law, contract, or in equity, including, but not limited to, the right to monetary damages.

10.	Additional Benefits.

10.1	Paid Time Off. Executive shall be entitled to paid time off based upon years of service in accordance with the Company’s paid time off policy for executive officers. In addition, Executive shall be entitled to paid time off for Company holidays, as established by the Company’s Board.

10.2	Reimbursement of Expenses. Executive is entitled to incur reasonable travel and other expenses in connection with the Business and the performance of her duties under this Agreement. The Company shall reimburse Executive for all reasonably incurred business expenses upon compliance by Executive with the Company’s policy therefor. All reimbursable travel and business expenses shall be in accordance with Company policy.

10.3	Participation in Employee Benefit Plans. Until the termination of her employment in accordance with Section 5 herein, to the extent that Executive meets the eligibility requirements entitling Executive to participate thereunder, Executive shall be entitled to participate in any life insurance plan, long-and short-term disability plan, incentive compensation plan, and group hospitalization, health or dental care plan, as may be adopted or amended by the Company from time to time, subject to the Company’s right to modify or terminate any such plan.

10.4	Participation in Deferred Compensation Plan. Until the termination of her employment in accordance with Section 5 herein, Executive shall be eligible for participation in the Company’s deferred compensation plan.

10.5	Participation in Amedisys, Inc. 401(k) Plan and Employee Stock Purchase Plan. Until the termination of her employment in accordance with Section 5 herein, Executive shall be eligible for participation in the Company’s 401(k) Plan and Employee Stock Purchase Plan, subject to the Company’s right to modify or terminate any such plan.

10.6	Directors’ and Officers’ Insurance; Indemnity. Executive shall be named as a covered participant under the Company’s directors’ and officers’ liability insurance policy, and the Company will not reduce such coverage except as part of a reduction applicable to all officers of the Company. Further, Executive shall also be covered under the Company’s indemnification arrangements for its officers.

11.	Severability/Savings Clause. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. If any court of competent and proper jurisdiction finds that this Agreement is overly broad or otherwise unenforceable, for any reason whatsoever, then it is hereby agreed that this Agreement shall be reduced and/or amended so as to render it enforceable to the fullest extent allowable under the applicable law, and that any court of competent jurisdiction shall have the power to alter the scope of any provision herein in order that said provision would be made legal and enforceable upon the effectiveness of said alteration.

12.	Successors/Assigns

12.1	Successors. This Agreement shall be binding upon all the parties hereto and their successors and assigns. For purposes of this Agreement, the term “successor” of Company shall include any person or entity that, whether directly or indirectly, and/or whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls (with or without the consent of the Company’s stockholders): (i) all or substantially all of the assets of Company or (ii) more than fifty percent (50%) of the total voting capital stock of the Company, and was not affiliated with or in common control of Company as of the date of this Agreement.

12.2	Assignment. This Agreement shall be non-assignable by Executive without the written consent of the Company, it being understood that the obligations and performance of this Agreement by Executive are entirely and wholly personal in nature.

13.	Miscellaneous Provisions.

13.1	Amendment. No amendment, waiver, or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties. However, Executive agrees that, as set forth in Section 8.1.3,

Schedule A to this Agreement shall be self-amending to include all parishes, counties and states in which the Company or any of its affiliates conduct or actively solicit business at any time during Executive’s employment hereunder.

13.2	Binding Agreement. This Agreement shall be binding and inure to the benefit of the parties and their respective heirs, legal representatives, and permitted successors and assigns.

13.3	Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

13.4	Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

13.5	Interpretation. No inference or interpretation of the provisions of this Agreement shall be made based on the authorship of this document by any particular party.

13.6	Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its attorneys’ fees and costs, including those attorneys’ fees and costs incurred on appeal.

13.7	Prior Agreements. This Agreement supersedes and replaces all prior Agreements between the parties hereto (written or oral) dealing with the subject matter hereof.

13.8	Governing Law and Forum. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana. The parties stipulate and agree that venue and jurisdiction for any controversies, disputes, or legal proceedings involving or arising out of this Agreement shall be proper in the Nineteenth Judicial District Court in the Parish of East Baton Rouge, State of Louisiana.

13.9	Execution. It is the intention of the parties hereto that this Agreement will not be valid and binding upon the parties hereto until such time as this Agreement is executed by both parties in accordance herewith.

13.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which shall together constitute one and the same instrument. For purposes hereof, facsimile copies hereof and facsimile signatures hereof shall be authorized and deemed effective.

14.	Disputes. In the event that either party to this Agreement has any claim, right or cause of action against the other party to this Agreement, which the parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 14.

14.1	The party requesting arbitration will serve upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within fifteen (15) days after receipt of such written demand and nomination, the other party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within fifteen (15) days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than forty-five (45) days after the appointment of the third arbitrator), at which time and place the parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified party or parties will fail to make a selection upon notice within the time period specified, the party asserting such claim will appoint an arbitrator on behalf of the notified party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within fifteen (15) days after their selection, then such arbitrator may, upon application made by either of the parties to the controversy, be appointed by any judge of the United States District Court for the Middle District of Louisiana.

14.2.	Each party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within thirty (30) days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or any judge of the United States District Court for the Middle District of Louisiana shall select a replacement arbitrator. The procedure set forth in this Section 14 for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

14.3	The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each party will pay the fees and expenses of its own counsel.

14.4	Notwithstanding any other provisions of this Section 14, in the event that a party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the party or parties asserting such claim, right or cause of action will have no obligations under this Section 14 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 14 will limit or restrict the ability of any party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

14.5	Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Baton Rouge, Louisiana, and the parties hereto consent to the venue and jurisdiction of such courts.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed and executed this Agreement as of the day and year first written hereinabove.

AMEDISYS, INC.

By:
William F. Borne
Chief Executive Officer

EXECUTIVE

Alice Ann Schwartz

SCHEDULE A

RESTRICTED AREA

Intentionally Omitted

SEVERANCE AGREEMENT ADDENDUM

THIS SEVERANCE AGREEMENT (this “Agreement”) entered into as of the      day of                     , 200        , (“Effective Date”) by and between Amedisys, Inc., a corporation organized under the laws of the State of Delaware, (“Company”) and Alice Ann Schwartz (“Employee”), a person of the full age of majority.

1.	Severance of Relationship. Effective as of the date first written above, Employee shall no longer be employed by Company or any of its affiliates (“Termination”).

2.	Severance Compensation. In consideration of the obligations contained herein, Company shall pay Employee severance compensation in an aggregate amount equivalent to (i) Employee’s current monthly salary times (ii) the number of full months that Employee has been employed by the Company, up to a maximum of twelve (12) months (hereinafter referred to as “Severance Compensation”), payable in one lump sum no later than 10 business days after the Effective Date of this Agreement. Employee acknowledges that all Severance Compensation paid pursuant this Agreement will be subject to all applicable federal and state tax withholdings and deductions.

3.	Obligations of Employee

a.	Employee agrees to return, upon termination, all property of Company in Employee’s possession, including but not limited to, keys to any Company building or office, pager, cell phone, computer equipment, books, manuals, office equipment and office supplies.

b.	Employee shall not divulge, furnish or make accessible to anyone, without Company’s prior written consent, any knowledge or information with respect to any confidential or secret aspect of Amedisys’ business or the business of any Amedisys affiliate or subsidiary, which, if disclosed, may reasonably be expected to have a material adverse effect on Company’s business (“Confidential Information”). Employee recognizes that all Confidential Information and copies or reproductions thereof, relating to Company’s operations and activities, or the operations and activities of any Company affiliate, made or received by Employee in the course of his/her employment are the exclusive property of Company and/or its affiliates, as the case may be. All of such Confidential Information, which if misappropriated or used by Employee to the detriment of Company, could cause irreparable and continuing injury to Company’s business for which there may not be an adequate remedy at law. Employee acknowledges that compliance with the provisions of this Section is necessary to protect the goodwill and other proprietary interests of Company and its affiliates and is a material condition of this Agreement.

c.	Employee agrees not to disclose, either directly or indirectly, any information regarding the existence or substance of this Agreement to any person or party, except to an attorney or accountant retained by Employee, or under direction of subpoena or court order.

d.	In consideration of the Severance Compensation obligation of Amedisys herein, Employee covenants and agrees that, for a period of twenty-four (24) months from the Effective Date of this Addendum, she will continue to abide by the Restrictive Covenants contained in Section 8 of Executive’s Employment Agreement, which are expressly incorporated herewith and made a part of this Addendum.

e.	Employee shall not speak negatively regarding Company or any affiliate thereof, or otherwise cause destruction to the good will or going concern of Company’s business, or the business of any Company affiliate.

f.	Employee agrees to forever hold Company and/or any Company affiliate and/or subsidiary harmless for, from, and against any claim(s), liability(s), damage(s), or cause(s) of action Employee may have against such entities, arising out of Employee’s employment with and separation of employment from Company and/or any Company affiliate, including but not limited to, any action for wrongful termination, any action for breach of contract, any action under the Fair Labor Standards Act (FLSA), Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWPBA), the Worker Adjustment and Retraining Notification Act (WARN), or any action under any other federal or state law pertaining to any form of discrimination.

4.	Remedies

a.	It is understood by and between the parties that the foregoing covenants contained in Section 3 are essential elements of this Agreement, and that but for the Agreement of Employee to comply with such covenants, Company would not have entered into this Agreement. Such covenants by Employee shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Employee may have against Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

b.	If Employee breaches any requirement of Section 3 hereinabove, in addition to any other remedy to which the Company may be entitled, all of Employee’s rights to receive any portion of the severance compensation not already paid to Employee shall terminate, and Employee shall be deemed to have so waived such rights. The right to receive unpaid severance compensation will not be reinstated notwithstanding any cessation by Employee of her breach of Section 3.

c.	Employee hereby acknowledges, covenants and agrees that in the event of a material default or breach by Employee under this Agreement:

i.	Company may suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. Employee agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, with the requirement to prove actual damages or to post any bond or any other security being waived, and to any other equitable relief the court deems proper; and

ii.	Employee shall be obligated to pay all costs incurred by Company in the enforcement of this Agreement, including but not limited to attorneys’ fees and court costs.

iii.	Any and all of Amedisys’ remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which Amedisys may have at law or in equity including, but not limited to, the right to monetary damages.

5.	Miscellaneous

a.	Time to Consider Agreement/Right to Revoke Acceptance

i.	Employee represents and certifies that he/she has carefully read and fully understands all of the provisions and effects of the Agreement. Employee represents that he/she has been advised by Company to seek legal advice of counsel regarding the Agreement prior to executing same and that he/she has been afforded a reasonable time, not less than twenty-one (21) days, in which to seek this advice. Employee further represents that he/she is voluntarily entering into the Agreement and that neither Company nor any affiliate thereof, nor any of their respective agents, representatives, or attorneys have made any representations other than those set forth herein.

ii.	Employee understands that for a period of seven (7) days after execution of the Agreement, Employee will retain the right to revoke the Agreement. Employee further understands that the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

iii.	The Agreement does not attempt to waive any claims that may arise after its date of execution. The Agreement is intended to be construed as broadly as possible and is intended to cover Employee’s entire period of employment by Company and any of Company’s owners, managers, predecessors, successors, or their respective affiliates.

b.	Amendment. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

c.	Successors. This Agreement shall be binding upon the parties hereto and their successors and assigns. For purposes of this Agreement, the term “successor” of Company shall include any person or entity, whether direct or indirect, whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls: (i) all or substantially all of the assets of Company, or (ii) more than fifty percent (50%) of the total voting capital stock, and was not affiliated with or in common control of Amedisys as of the date of this Agreement.

d.	Assignment. This Agreement shall be non-assignable by Employee without the written consent of Company, it being understood that the obligations and performance of this Agreement by Executive are personal in nature.

e.	Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

f.	Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. If any court of proper jurisdiction finds that this agreement is overly broad or unenforceable for any reason whatsoever, then it is hereby agreed that this Agreement will be reduced or amended to be enforceable to the extent allowable under applicable law, and that any court of competent jurisdiction shall have the power to alter the scope of any provision herein in order that said provision would be made legal and enforceable upon the effectiveness of said alteration.

g.	Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same.

h.	Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

i.	Prior Agreements. Except as may otherwise be provided in Section 8 and Section 9(c) of the Employment Agreement between Amedisys and Executive, this Agreement supersedes and replaces all prior agreements between the parties hereto dealing with the subject matter hereof.

j.	Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without regard to the conflicts of laws provisions thereof.

k.	Execution. It is the intention of the parties hereto that this Agreement will not be valid and binding upon the parties hereto until such time as this Agreement is executed by both parties in accordance herewith.

l.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which shall together constitute one and the same instrument. For purposes hereof, facsimile copies hereof and facsimile signatures hereof shall be authorized and deemed effective.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement as of the day and year first written hereinabove.

AMEDISYS INC.

By:
William F. Borne,
Chief Executive Officer

EMPLOYEE:

Alice Ann Schwartz